EXHIBIT 21
LIST OF SUBSIDIARIES
     The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED

1.	First National Bank & Trust Company of the Treasure Coast	United States

2.	FNB Brokerage Services, Inc.	Florida

3.	FNB Insurance Services, Inc.	Florida

4.	South Branch Building, Inc.	Florida

5.	Big O RV Resort, Inc.	Florida

6.	FNB Property Holdings, Inc.	Delaware

7.	FNB RE Services, Inc.	Florida

8.	Century National Bank	Florida

9.	SBCF Capital Trust I	Delaware

10.	SBCF Statutory Trust II	Connecticut